Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-143315
Century Aluminum to Offer Shares of Common Stock
MONTEREY, CA, May 29, 2007 -- Century Aluminum Company (NASDAQ: CENX) today announced that it plans to offer 7,250,000 newly issued shares of its common stock under an effective shelf registration statement on file with the Securities and Exchange Commission. The Company also intends to grant to the underwriters of the proposed offering a thirty day option to purchase up to 1,087,500 newly issued shares of its common stock to cover over-allotments, if any.
Century has applied to the First North Iceland market of the Iceland Stock Exchange for a listing of its common stock in the form of global depositary receipts. The company intends to offer to sell a portion of this proposed offering in the form of global depositary receipts to institutional investors in Iceland. Any global depositary receipts sold would be listed and traded on the First North Iceland.
The Company expects to use the net proceeds of the offering as part of the financing for its proposed new aluminum smelter near Helguvik, Iceland. Pending the commencement of major construction activities for this project in early 2008, the Company intends to apply the net proceeds from the offering to debt reduction, investment in highly rated short-term securities and other corporate purposes.
“Given the solid progress we have made on the Helguvik project, we believe it is now prudent to secure this important part of the financing package,” said Logan W. Kruger, President and Chief Executive Officer. “We look forward to continuing our close working relationships with the communities, our power providers and other constituencies in Iceland as we move ahead with this project.”
Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated will act as global coordinators for the offering. Kaupthing Bank hf., Kaupthing Securities, Inc. and Landsbanki Islands hf. will act as co-managers. The global coordinators and Kaupthing Securities, Inc. will not offer or sell securities in Iceland. Kaupthing Bank hf., and Landsbanki Islands hf. will not offer or sell securities in the United States.
Copies of the prospectus and the prospectus supplement related to the offering may be obtained from Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, telephone 800-221-1037; or from Morgan Stanley & Co. Incorporated, 180 Varick Street 2/F, New York, NY 10014, telephone 866-718-1649.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland, as well as an ownership interest in alumina and bauxite assets in the United States and Jamaica. Century’s corporate offices are located in Monterey, California.
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Contacts:
Mike Dildine (media)        831-642-9364
Shelly Lair (investors)       831-642-9357
Cautionary Statement
This press release may contain “forward-looking statements” within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company’s actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company’s Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.
We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling our Investor Relations department toll-free at (888) 642-9300.